Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SAN DIEGO, WASHINGTON, D.C.

NORTHERN VIRGINIA, DENVER, SACRAMENTO, WALNUT CREEK

TOKYO, LONDON, BRUSSELS, BEIJING, SHANGHAI, HONG KONG

December 10, 2010

Southwest Gas Corporation

5241 Spring Mountain Road

Post Office Box 98510

Las Vegas, Nevada

Re:	$125,000,000 Aggregate Principal Amount of 4.45% Senior Notes due 2020

Ladies and Gentlemen:

We have acted as counsel to Southwest Gas Corporation, a California corporation (the “Company”), in connection with the issuance and sale of the Company’s $125,000,000 aggregate principal amount of 4.45% Senior Notes due 2020 (the “Notes”). The Notes have been issued pursuant to the terms and conditions of an Indenture entered into by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), dated as December 7, 2010 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of December 10, 2010 (the “First Supplemental Indenture” and the Base Indenture, as supplemented by the First Supplemental Indenture, are collectively referred to as the “Indenture”). The Notes and the Indenture are herein referred to as the “Documents”.

In connection with this opinion and the offering and sale of the Notes, we have examined the Company’s Registration Statement on Form S-3, File No. 333-156420 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2008, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the prospectus (the “Base Prospectus”) included therein, the preliminary prospectus supplement, dated December 7, 2010, filed with the Commission pursuant to Rule 424(b) of the Securities Act (the “Preliminary Prospectus Supplement”), and the final prospectus supplement, dated December 7, 2010, filed with the Commission pursuant to Rule 424(b) of the Securities Act (the “Final Prospectus Supplement”, and together with the Base Prospectus and the Preliminary Prospectus Supplement, collectively, the “Prospectus”).

In connection with this opinion, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Restated Articles of Incorporation of the Company, as amended through the date hereof; (ii) the Amended Bylaws of the Company, as amended through the date hereof; (iii) certain resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the Notes; and (iv) the Indenture and the Notes. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.

In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have assumed the integrity and completeness of the minute books of the Company presented to us for examination. With respect to certain factual matters, we have relied upon certificates of officers of the Company.

The opinions hereinafter expressed are subject to the following further qualifications and exceptions, as to which we express no opinion:

(1)	The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

(2)	The enforceability of the waivers contained in Section 515 of the Indenture.

(3)	Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Indenture; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default under the Documents is not material.

(4)	The effect of judicial decisions permitting the introduction of extrinsic evidence to supplement the terms or aid in the interpretation of the Documents.

(5)	Except to the extent encompassed by an opinion set forth below with respect to the Company, the (i) compliance or non-compliance of any party to the Documents with any law, regulation or order applicable to it, or (ii) legal or regulatory status or the nature of the business of any such party.

(6)	The enforceability of provisions of the Documents providing for indemnification or contribution, to the extent such indemnification or contribution is against public policy.

(7)	The enforceability of provisions of the Documents imposing or which are construed as effectively imposing a penalty.

Based upon and subject to the foregoing, we are of the opinion that the Notes have been duly and validly issued and constitute binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion as to matters governed by any laws other than the substantive laws of the State of California and the State of New York in effect on the date hereof (without reference to choice-of-law rules). We express no opinion as to the New York choice of law provision contained in the Documents.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP

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